SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                            Commission File Number  000-28709
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                           NOTIFICATION OF LATE FILING

(Check one):   [X] Form 10-K    Form 20-F   Form 11-K   Form 10-Q    Form N-SAR
     For period ended June 30, 2002
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     Transition Report on Form 10-K           Transition Report on Form 10-Q

     Transition Report on Form 20-F           Transition Report on Form N-SAR

     Transition Report on Form 11-K

     For the transition period ended:_______________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
______________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant THE CREDIT STORE, INC.
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Former Name if Applicable
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Address of Principal Executive Office (STREET AND NUMBER)

3401 North Louise Avenue
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City, State and Zip Code  Sioux Falls, South Dakota 57107
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                                     PART II

                             RULES 12B-25(B) AND (C)

     IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE.)

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  [X]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF, COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.

         Registrant has filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. It does not have the resources or funds available to prepare and file Forms 10K or 10Q. In the foreseeable future, disclosure of material events, if any, will be made by filing a Form 8K. The company plans to file its monthly bankruptcy operating reports for the period ending August 31, 2002, on Form 8K within the next 15 days.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

    J. Richard Budd, III              800                        240-1855
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          (Name)                  (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

              [X]  Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal quarter will be reflected by the earnings statements to be included in the subject report or portion thereof?

              [X]  Yes   [ ] No

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

                  Any significant change in The Credit Store, Inc.'s results of operations will be noted with the filing of its monthly bankruptcy operating reports for the period ended August 31, 2002.

The Credit Store, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 30, 2002                 By:   /s/ J. Richard Budd, III
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                                                J. Richard Budd, III
                                                Chief Restructuring Officer
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